Exhibit 10.3
November 16, 2022

RE: Retention Bonus Agreement
Dear Megan,
We are pleased to offer you this Retention Bonus Agreement (“Agreement”) to encourage your continued employment with Root Inc. or one of its subsidiaries (collectively, “the Company”). This Agreement does not modify the terms of your employment, or any agreement relating to confidentiality, trade secrets, and non-competition/non-solicitation, including any letter agreement, employment agreement or proprietary information and inventions agreement, which shall continue in full force and effect.

Duration
The term of this Agreement begins on November 16, 2022 and ends on December 29, 2023, with December 29, 2023 being the “Retention Date.”

Duties
You will be expected to perform all your job duties, as you do now, with a professional demeanor and quality work product.

Retention Bonus
You will be eligible to earn a one-time retention bonus of $325,000 (the “Retention Bonus”), less applicable withholdings and payroll deductions, subject to the terms and conditions described below. In order to earn the Retention Bonus, you must be actively employed with the Company on the Retention Date. If earned, the Retention Bonus will be paid in a lump sum on the Company’s next regularly scheduled payroll date following the Retention Date.

You will not be eligible for or earn the Retention Bonus if, prior to the Retention Date, you voluntarily resign your employment or the Company terminates your employment for cause (as defined herein).

For purposes of this Agreement only, the term “for cause” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term and, in the absence of such agreement, such term means the occurrence of any of the following events: (A) your participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) that results in (or could result in) material harm to the Company or its affiliates, including but not limited to material harm to reputational interests; (B) your gross negligence, willful misconduct, or material failure to comply with a written instruction of the Company; (C) your violation of a fiduciary duty or duty of loyalty owed to the Company or its affiliates; (D) your misappropriation of the assets or business opportunities of the Company or any of its affiliates; (E) your conviction of, or plea of no contest with respect to, any felony, or of any misdemeanor involving dishonesty or moral turpitude; (F) your material breach of any fully executed agreement between you and the Company or any of its affiliates or any applicable Company policies; or (G) persistent, unsatisfactory performance or neglect of your job duties. The determination that a termination of your employment is either for cause or without cause will be made by the Company, in its sole discretion.

You may be eligible for payment of the Retention Bonus if, prior to the Retention Date, the Company terminates your employment without Cause, or if your employment is terminated by way of a reduction-in-force or due to a Change in Control as defined in the Root, Inc. 2020 Equity Incentive Plan, as amended or amended and restated from time to time. In any of these circumstances, to earn the Retention Bonus, you must execute and deliver a general release of all known and unknown claims in a release agreement acceptable to the Company (the “Release”) within the applicable deadline set forth in the Release, but in no event later than forty five (45) calendar days following your employment termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). If earned, the Retention Bonus will be paid to you in a lump sum amount, less applicable withholdings and payroll deductions, on the first administratively possible payroll pay date following the Release Effective Date.

At-Will Employment
No specific term of employment is intended by the terms outlined above, by inference or otherwise. Your employment is and continues to be at-will. In particular, this Agreement does not guarantee or imply your continued employment through the Retention Date or thereafter.

Employee Signature:	/s/ Megan Binkley
Megan Binkley

Total Rewards Leader Signature:	/s/ Jennifer Neu
Jennifer Neu
Senior Director, Total Rewards